Exhibit 99.3

ATRECA, INC.

STOCK OPTION GRANT NOTICE

(INDUCEMENT GRANT OUTSIDE OF 2019 EQUITY INCENTIVE PLAN)

Atreca, Inc. (the “Company”) hereby grants to the individual below (“Optionholder”)an option (the “Option”) to purchase the number of shares of the Company’s Common Stock set forth below. This Option is granted outside of the Company’s 2019 Equity Incentive Plan (the “Plan”), and is subject to all of the terms and conditions as set forth in this Stock Option Grant Notice (the “Grant Notice”), in the Option Agreement, the Plan (as if it had been granted under the Plan) and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in this Notice and the Plan, the terms of the Plan will control.

Optionholder:	Philippe Bishop
Date of Grant:	09-Jan-2023
Vesting Commencement Date:	09-Jan-2023
Number of Shares Subject to Option:	350,000
Exercise Price (Per Share):	$1.37 USD
Total Exercise Price:	$479,500.00 USD
Expiration Date:	08-Jan-2033

Type of Grant: Options (NQ)

Exercise Schedule: Same as Vesting Schedule

Vesting Schedule:

Vest Schedule – Options
Vest Date	Vest Quantity
09-Jan-2024	87,500
09-Feb-2024	7,291
09-Mar-2024	7,292
09-Apr-2024	7,292
09-May-2024	7,291
09-Jun-2024	7,292
09-Jul-2024	7,292
09-Aug-2024	7,291
09-Sep-2024	7,292
09-Oct-2024	7,292
09-Nov-2024	7,291
09-Dec-2024	7,292
09-Jan-2025	7,292
09-Feb-2025	7,291
09-Mar-2025	7,292
09-Apr-2025	7,292
09-May-2025	7,291

09-Jun-2025	7,292
09-Jul-2025	7,292
09-Aug-2025	7,291
09-Sep-2025	7,292
09-Oct-2025	7,292
09-Nov-2025	7,291
09-Dec-2025	7,292
09-Jan-2026	7,292
09-Feb-2026	7,291
09-Mar-2026	7,292
09-Apr-2026	7,292
09-May-2026	7,291
09-Jun-2026	7,292
09-Jul-2026	7,292
09-Aug-2026	7,291
09-Sep-2026	7,292
09-Oct-2026	7,292
09-Nov-2026	7,291
09-Dec-2026	7,292
09-Jan-2027	7,292
350,000

Payment:By one or a combination of the following items (described in the Option Agreement):

☐	By cash, check, bank draft or money order payable to the Company
☐	Pursuant to a Regulation T Program if the shares are publicly traded
☐	By delivery of already-owned shares if the shares are publicly traded
☐	Subject to the Company’s consent at the time of exercise, by a “net exercise” arrangement

Additional Terms/Acknowledgements: Optionholder acknowledges receipt of, and understands and agrees to, this Grant Notice, the Option Agreement and the Plan. Optionholder acknowledges and agrees that this Grant Notice and the Option Agreement may not be modified, amended or revised except as provided in the Plan. Optionholder further acknowledges that as of the Date of Grant, this Grant Notice, the Option Agreement, and the Plan set forth the entire understanding between Optionholder and the Company regarding this Option and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of any offer letter entered into between Optionholder and the Company. By accepting this Option, Optionholder consents to receive these documents by electronic delivery through an online or electronic system established and maintained by the Company or another third party designated by the Company.

ATRECA, INC.

By: /s/ Herb Cross

Name: Herb Cross

Title: Chief Financial Officer

OPTIONEE:

By: /s/ Philippe Bishop

Date: January 25, 2023

Attachments: Option Agreement, 2019 Equity Incentive Plan and Notice of Exercise